Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 8, 2016, Sorrento Therapeutics, Inc. (“Sorrento”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Scilex Pharmaceuticals Inc. (“Scilex”) and a majority of the stockholders of Scilex (the “Scilex Stockholders”) pursuant to which, on November 8, 2016, Sorrento acquired from the Scilex Stockholders, and the Scilex Stockholders sold to Sorrento, approximately 72% of the outstanding capital stock of Scilex (the “Acquisition”). Approximately 23% of the outstanding capital stock of Scilex continues to be held by ITOCHU CHEMICAL FRONTIER Corporation following the Acquisition.

At the closing of the Acquisition (the “Closing”), Sorrento issued to the Scilex Stockholders that were accredited investors (the “Accredited Scilex Stockholders”) an aggregate of 752,481 shares (the “Closing Shares”) of Sorrento’s common stock (the “Common Stock”); provided, however, that twenty percent of the Closing Shares will be held in escrow for a period of six months, and be used, among other things, to satisfy the indemnification obligations of the Scilex Stockholders.

The Purchase Agreement contains customary representations, warranties and covenants of Sorrento, Scilex and the Scilex Stockholders. Subject to certain customary limitations, the Scilex Stockholders have agreed to indemnify Sorrento and its officers, directors, employees and other authorized agents against certain losses related to, among other things, breaches of Scilex’s and the Scilex Stockholders’ representations and warranties, certain specified liabilities and the failure to perform covenants or obligations under the Purchase Agreement.

Under the terms of the Purchase Agreement, Sorrento agreed to provide additional consideration to the Accredited Scilex Stockholders upon the achievement of certain milestones, as follows:

(1) Upon receipt of notice from the U.S. Food and Drug Administration (the “FDA”) that the FDA has accepted Scilex’s resubmitted new drug application for ZTlido TM for the treatment of postherpetic neuralgia (the “NDA”), Sorrento will deliver to the Accredited Scilex Stockholders a number of shares of Common Stock equal to the quotient obtained by dividing 10% of the Adjusted Base Consideration by a price (the “FDA Acceptance Price”) equal to the closing market price of one share of Common Stock, as reported by the Nasdaq Stock Market LLC (“Nasdaq”) on the date of Scilex’s receipt of the FDA notice or, if no closing price is reported for such date, the closing price on the last preceding date for which such quotation exists; provided, however, that in no event shall the FDA Acceptance Price be greater than $25.32 or less than $6.33 (in each case as adjusted, as appropriate, to reflect any stock splits or similar events affecting the Common Stock).

(2) Upon receipt of notice from the FDA that the FDA has approved the NDA for commercialization, Sorrento will deliver to the Accredited Scilex Stockholders cash and shares of Common Stock in such proportion to be determined in Sorrento’s sole discretion, with a total value equal to 80% of the Adjusted Base Consideration (the “FDA Approval Consideration”). To the extent that Sorrento elects to pay any portion of the FDA Approval Consideration in shares of Common Stock, the number of shares shall be equal to the quotient obtained by dividing (a) the portion of the FDA Approval Consideration to be paid in shares of Common Stock by (b) a price (the “FDA Approval Price”) equal to the closing market price of one share of Common Stock, as reported by Nasdaq on the date of the Scilex’s receipt of the FDA notice or, if no closing price is reported for such date, the closing price on the last preceding date for which such quotation exists; provided, however, that in no event shall the FDA Approval Price be greater than $25.32 or less than $6.33 (in each case as adjusted, as appropriate, to reflect any stock splits or similar events affecting the Common Stock). However, in no event may Sorrento make an election with respect to the FDA Approval Consideration so as to cause the total number of shares of Common Stock issued in connection with the Acquisition to exceed 4.99% of the total number of shares of Common Stock outstanding as of immediately prior to the Closing (as adjusted, as appropriate, to reflect any stock splits or similar events affecting the Common Stock), unless Sorrento has obtained stockholder approval to issue a greater number of shares.

Henry Ji, Ph.D., Sorrento’s President and Chief Executive Officer and a member of Sorrento’s Board of Directors, through one or more of his affiliated entities, and George Ng, Sorrento’s Executive Vice President, Chief Administrative Officer and Chief Legal Officer, were formerly stockholders of Scilex, held approximately 6.5% and 8.6%, respectively, of Scilex’s total outstanding capital stock and sold all of their shares of the capital stock of Scilex to Sorrento in the Acquisition on the same terms as the other Scilex Stockholders.

In connection with the Acquisition, on November 8, 2016, Sorrento and the Accredited Scilex Stockholders entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, Sorrento agreed to prepare and file one or more registration statements with the Securities and Exchange Commission (the “SEC”) for the purpose of registering for resale the Closing Shares and any additional shares of Common Stock that may be issued by Sorrento upon the achievement of milestones in accordance with the Purchase Agreement (collectively, the “Securities”).

Under the Registration Rights Agreement, Sorrento filed a registration statement with the SEC registering all of the Closing Shares for resale on December 2, 2016, and no additional registration statements have been required.

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and Scilex’s historical financial statements as adjusted to give effect to the Company’s acquisition of Scilex and the related financing transactions. The unaudited pro forma condensed combined statements of operations for the year December 31, 2016 and give effect to these transactions as if they had occurred on January 1, 2016.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and Scilex’s historical information included herein.

Pro Forma Condensed Combined Statement of Operations - Year Ended December 31, 2016

			Pro Forma		Pro Forma
Amounts in thousands, except per share amounts	Sorrento	Scilex	Adjustments		Combined

Revenues:
Grant	$1,033	-	-		1,033
Royalty and license	4,017	-	-		4,017
Sales and services	3,102	-	-		3,102
Total revenues	8,152	-	-		8,152
Operating costs and expenses:
Costs of revenues	811	-	-		811
Research and development	41,313	2,109	-		43,422
Acquired in-process research and development	45,000	-	-		45,000
General and administrative	23,157	10,806	(289	)(d)	33,674
Intangible amortization	244	-	5,147	(e)	5,391
Loss on contingent liabilities	(8,121)	-	-		(8,121)
Total operating costs and expenses	102,404	12,915	4,858		120,177
Loss from operations	(94,252)	(12,915)	(4,858)		(112,025)
Gain on expiration of derivative liability	5,520	-	-		5,520
Gain on sale of marketable securities	27,193	-	-		27,193
Gain on trading securities	356	-	-		356
Income on equity investments	435	-	-		435
Interest expense	(1,632)	(18)	-		(1,650)
Interest income	272	-	-		272
Loss on debt extinguishment	(222)	-	-		(222)
Loss before income tax	(62,330)	(12,933)	(4,858)		(80,121)
Income tax benefit	(111)	(785)	-		(896)
Net loss	(62,219)	(12,148)	(4,858)		(79,225)
Net loss attributable to noncontrolling interests	(2,229)	-	(4,825	)(f)	(7,054)
Net loss attributable to Sorrento	$(59,990)	(12,148)	(33)		(72,171)

Net loss per share - basic and diluted	$(1.19)				(1.42)
Weighted-average shares - basic and diluted	50,235		752	(g)	50,987

Note 1 — Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Scilex’s assets acquired and liabilities assumed and conformed the accounting policies of Scilex to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 — Preliminary purchase price allocation

(aa) The Company has performed a preliminary valuation analysis of the fair market value of Scilex’s assets and liabilities. The following tables summarize the total consideration and the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Total consideration

Closing consideration (includes approximately $5 in cash)	$4,768
Plus: Fair value of contingent consideration	40,000
Plus: Receivable from Scilex	600
Plus: Fair value of non-controlling interest	13,693
Total consideration	$59,061

The fair value of non-controlling interest was calculated by starting with an equity value (determined from a standard enterprise value calculation), multiplied by the non-controlling interest share of equity (27.9%) less a 25% discount for lack of marketability.

Allocation of the preliminary purchase price of the acquisition

Cash and cash equivalents	$116
Grants and accounts receivables	22
Prepaid expenses and other	162
Restricted cash	50
Security deposit	43
Property and equipment	243
Intangibles, net	61,240
Goodwill	25,483
Accounts payable	(2,653)
Accrued payroll and related	(549)
Advanced capital	(500)
Current debt	(100)
Deferred tax liabilities	(24,496	)(x)
Total consideration	$59,061

(x) The deferred tax liability resulting from the increase in basis of Scilex’s intangible assets, excluding goodwill, for book purposes but not for tax purposes was calculated using a 40% effective tax rate.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade name, in-process research and development and patents as well as goodwill and (3) other changes to assets and liabilities and tax.

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(d) Represents the payment of the estimated transaction costs of $289,000 related to the Scilex acquisition (in thousands).

Transaction costs - Sorrento	$289
Transaction costs - Scilex	-
Transaction costs	$289

(e) As part of the preliminary valuation analysis, the Company identified intangible assets, including in-process research and development, trade name, and patents. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of Scilex’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on publicly available transaction data for the industry.

The following table summarizes the estimated fair values of Scilex’s identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Year Ended December 31, 2016 Amortization Expense
Patents	$36,030	7	$5,147
In-process research and development	25,210	Indefinite life	-
	$61,240		$5,147

(f) Represents the net loss attributable to the non-controlling interests of Scilex.

Year Ended December 31, 2016
Net loss	$(12,148)
Pro forma adjustment for intangible amortization	(5,147)
Pro forma net loss	$(17,295)
Non-controlling interest percentage	27.9%
Non-controlling interest	$(4,825)

(g) Represents the increase in the weighted average shares in connection with the issuance of 752,481 common shares to finance the acquisition.